Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:26 PM 07/06/2015
FILED 01:13 PM 07/06/2015
SRV 151011773 - 5346733 FILE

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
GYP HOLDINGS I CORP.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

GYP Holdings I Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, at a meeting duly called and held on June 19, 2015 and at which a quorum was present and acting throughout, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of GYP Holdings I Corp. be amended by changing the Article First thereof so that, as amended, the Article shall be and read as follows:

“ARTICLE FIRST: The name of this Corporation is GMS Inc.”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its duly authorized officer on the date first written above.

By:	/s/ H. Douglas Goforth
Name: H. Douglas Goforth
Title: Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:31 AM 03/28/2014
FILED 11:28 AM 03/28/2014
SRV 140396719 - 5346733 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GYP HOLDINGS I CORP.

GYP Holdings I Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(a)                            The name of the Corporation is GYP Holdings I Corp.;

(b)                            ADCO Holding Corporation filed its original Certification of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware (the “Secretary”) pursuant to the Delaware General Corporation Law, as amended (the “DGCL”), on June 6, 2013, and subsequently amended the Original Certificate by filing with the Secretary pursuant to the DGCL a Certificate of Amendment of Certificate of Incorporation on each of June 7, 2013, January 24, 2014 and February 7, 2014 (the Original Certificate, as so amended, the “Current Certificate”);

(c)                             This Amended and Restated Certification of Incorporation, which amends and restates the Current Certificate in its entirety, was duly adopted in accordance with Sections 242, 245 and 228 of the DGCL; and

(d)                            The Amended and Restated Certificate of Incorporation of the Corporation shall read in its entirety:

FIRST: The name of the Corporation is:

GYP Holdings I Corp.

SECOND; The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Five Million (5,000,000) shares of Common Stock, and the par value of each such share is One Cent ($0.01).

FIFTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

SIXTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the DGCL or this Amended and Restated Certificate of Incorporation of the Corporation.

SEVENTH: To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. If the DGCL is amended to authorize corporation action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this article SEVENTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, including any appeal, by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, employee, other fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations, whether the basis of such claim or proceeding is alleged actions or omissions in any such capacity or in any other capacity while serving as a director, officer, trustee, partner, member, employee, other fiduciary or agent thereof, may be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, against all expense and liability (including without limitation, attorneys’ fees and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and may inure to the benefit of such person’s heirs, executors and administrators. The Corporation, by provisions in its By-Laws or by agreement, may accord to any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any current or former director, officer, employee or agent of the Corporation, indemnification to the fullest extent permitted by the DGCL.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of March, 2014, and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.

GYP Holdings I Corp.

By:	/s/ Barbara L. Burns
Barbara L. Burns, Vice Preseident